Exhibit 10.1

IN RE ADELPHIA COMMUNICATIONS CORP. ET AL.
PLAN SUPPORT AGREEMENT

This Plan Support Agreement (the “Agreement”), dated as of October 11, 2006, is entered into and made by and among the Debtors, the Creditors Committee, Committee II, Huff, the Arahova Noteholders Committee, Appaloosa Management LP, Deutsche Bank Securities Inc., Tudor and Highfields (Tudor and Highfields being collectively the “Initial ACC Settling Parties”), and each of the undersigned creditors (each, a “Consenting Holder” and, together, the “Consenting Holders” and together with the other signatories hereto, the “Parties”).  All capitalized terms not defined herein shall have the same definitions as such terms are defined in the Fifth Amended Joint Chapter 11 Plan for Adelphia Communications Corporation and Certain Affiliated Debtors, dated September 27, 2006 (the “Plan”).

WHEREAS, on or about July 21, 2006, the Settlement Parties and the Debtors executed the Term Sheet;

WHEREAS, on or about August 18, 2006, the Proponents moved for an order approving, inter alia, the Second Disclosure Statement Supplement relating to the Plan, which substantially incorporated the terms of the Term Sheet;

WHEREAS, after hearings held on notice, on September 12 and September 19, 2006, the Bankruptcy Court found that the Second Disclosure Statement Supplement contained “adequate information” as required by section 1125 of the Bankruptcy Code, subject to certain modifications, and requested at the conclusion of the September 19, 2006 hearing that the Proponents settle an order approving the Second Disclosure Statement Supplement (together with any further amendments thereto, the “Second Disclosure Statement Supplement”);

WHEREAS, on or about September 15, 2006, OZ Management, LLC, C.P. Management LLC and Satellite Asset Management, L.P. (the “Additional ACC Settling Parties”, and together with the Initial ACC Settling Parties, the “ACC Settling Parties”) filed that certain Statement of Certain ACC Noteholders advising that the Additional ACC Settling Parties hold (and/or manage investment funds and accounts which are holders of) ACC Senior Notes having an aggregate principal amount of approximately $625 million.  During the hearing on September 19, 2006, counsel further advised the Court that the Additional ACC Settling Parties opposed the Term Sheet and Plan (in their then current form) and intended to vote to reject the Plan.  Further, the Additional ACC Settling Parties drafted for inclusion in the Second Disclosure Statement Supplement a position statement setting forth their opposition to the Plan, and encouraging other holders of ACC Senior Note Claims to vote to reject the Plan;

WHEREAS, the Initial ACC Settling Parties and Committee II, Huff and the Arahova Noteholders Committee have engaged in ongoing discussions for the common purpose of effectuating the terms, purposes and intent of the Term Sheet, and have agreed to certain changes in the Plan to do so;

WHEREAS, certain Settlement Parties and the Additional ACC Settling Parties have engaged in good faith negotiations with the objective of reaching an agreement on certain additional amendments to the treatment of the ACC Senior Notes Claims under the Plan that would garner the support of Additional ACC Settling Parties for the Plan (as modified to incorporate such amendments);

WHEREAS, each Settlement Party hereto desires to support and, where applicable, to vote for confirmation of the Modified Plan (as defined below), and the Proponents desire to obtain the commitment of the Settlement Parties to support and, where applicable, to vote for the Modified Plan, in each case subject to the terms and conditions set forth herein;

WHEREAS, the Parties have agreed to the terms of a modified Plan (the “Modified Plan”), a copy of which is attached hereto, which provides more favorable treatment for holders of ACC Senior Notes Claims in Class ACC 3 if certain conditions as set forth therein have been satisfied; and

WHEREAS, the Settlement Parties and the Additional ACC Settling Parties do not desire and do not intend in any way to derogate from, diminish or otherwise violate the solicitation requirements of applicable securities and bankruptcy laws, the fiduciary duties of the Debtors or the Creditors Committee, or the fiduciary duties of any Consenting Holder who is a current or future member of the Creditors Committee;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1.               Support for Modified Plan.  Each Party, including the Consenting Holders (with respect to any and all Claims and Equity Interests owned, controlled or managed by such Party (directly or indirectly) as of the date hereof and any and all Claims and Equity Interests acquired or that become subject to such Party’s control or management at any time thereafter), subject to the requirements of section 1125 of the Bankruptcy Code, will support the Modified Plan and, as to each Party entitled to vote under the Modified Plan (each, a “Voting Party”), vote to accept the Modified Plan (whether or not such Party continues to be a holder of ACC Senior Notes after the voting record date).  In addition, each Party will refrain (and with respect to any Party that is a committee or ad hoc committee, use its best efforts to cause its constituent members to refrain) from:  (a) actions detrimental to confirmation of the Modified Plan, including, but not limited to, prosecuting any objection to confirmation of the Modified Plan (whether confirmation is sought under section 1129(a) or (b) of the Bankruptcy Code, but subject solely to the rights of each Party with respect to any determination of whether an ACC Senior Notes Claims Accepting Class exists); (b) efforts to pursue, propose, support or encourage the pursuit, proposal or support of any other chapter 11 plan or other restructuring or reorganization other than the Modified Plan; or (c) any effort to convert one or more of the Debtors’ cases to chapter 7.  Upon execution of this Agreement by the Parties, the Proponents shall file with the Bankruptcy Court the Modified Plan (together with such modifications to the Second Disclosure Statement Supplement as may be necessary) and the Proponents shall take all reasonable actions and file all pleadings to obtain confirmation of the Modified Plan.  Substantially contemporaneously with the filing of the Modified Plan, the Initial ACC Settling Parties and the Additional ACC Settling Parties, through their counsel, will file with the Bankruptcy Court a statement (or a revised statement, as the case may be) in support of the Modified Plan for inclusion in the Second Disclosure Statement Supplement.  Each of the Voting Parties shall submit their completed ballots voting all their Claims and Equity Interests to accept the Modified Plan as soon as possible after the receipt thereof.  Each Party that is a committee or ad hoc committee shall use its reasonable best efforts to cause its constituent members to submit their completed ballots voting all their Claims and Equity Interests held on the voting record date (which is anticipated to be not later than October 12, 2006) to accept the Modified Plan as soon as possible after the receipt thereof.  Each of the Parties shall, to the extent consistent with the requirements of section 1125 of the Bankruptcy Code and any applicable fiduciary duties, use its reasonable best efforts (a) to obtain a written agreement supporting the Modified Plan from any ad hoc committee of which it is a member (including, with respect to the ACC Settling Parties, the ACC Committee) and (b) to obtain the support for the Modified Plan of other holders of Claims in the same class(es) as such Party.  Each of the Parties that is an ad hoc committee shall, to the extent consistent with the requirements of section 1125 of the Bankruptcy Code, use its best efforts to cause each individual member of such ad hoc committee(s) to execute a counterpart to this Plan Support Agreement, and vote to accept the Modified Plan.

Section 2.               Acknowledgment.  This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan or the Modified Plan.  The Debtors’ obligations under this Agreement shall be subject to the entry by the Bankruptcy Court of an order approving the Second Disclosure Statement Supplement and authorizing the Debtors to propose the Modified Plan as provided herein.  The acceptance of the Consenting Holders and all other creditors will not be solicited until such Parties have received the Second Disclosure Statement Supplement and related ballot, as approved by the Bankruptcy Court.  The Parties also acknowledge that the deadline to achieve the Effective Date of the Modified Plan is December 22, 2006, unless extended in writing by the Parties.

Section 3.               Termination.  Unless extended in writing by the Parties, the obligations of the Parties hereunder shall terminate only upon the earlier to occur of (a) the Court’s denial with prejudice of the Proponents’ request for approval of the Second Disclosure Statement Supplement, (b) December 22, 2006 and (c) the Effective Date of the Modified Plan.

Section 4.               Representations and Warranties.  Each Party, other than the Creditors Committee or any ad hoc committee, severally and not jointly, represents, covenants, warrants and agrees to each other Party, only as to itself and not as to each of the others, that the following statements, as applicable, are true, correct and complete as of the date hereof:

(1)           Power and Authority.  It has all requisite corporate, partnership, limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations hereunder.

(2)           Due Organization.  It is duly organized, validly existing and in good standing under the laws of its state of organization and it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(3)           Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate,

partnership or limited liability company action on its part; provided, however, that the Debtors’ authority to enter into this Agreement is subject to Bankruptcy Court approval.

Section 5.               Complete Agreement, Modification of Agreement.  This Agreement constitutes the complete agreement between the Parties with respect to the subject matter hereof, provided, however, that the provisions of the Term Sheet that are not inconsistent with this Agreement and/or the Modified Plan annexed hereto shall remain unaffected by this Agreement.  This Agreement may not be modified, altered, amended or supplemented except by an agreement in writing signed by the Proponents and the Consenting Holders.

Section 6.               Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND THE APPLICABLE SECTIONS OF THE BANKRUPTCY CODE.  By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the Bankruptcy Court.  By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.

Section 7.               Modification of Modified Plan.  No modification or change to the Modified Plan may be made that is adverse to any Party in its capacity as a holder or representative of Claims without the written consent of that Party.  Without waiving the foregoing, if a modification or change is made to the Modified Plan pursuant to an order of the Bankruptcy Court that is adverse to a Party without the written consent of such adversely affected Party, such Party shall be released from its obligations under this Agreement and no Party to this Agreement (nor any constituent member of any committee or ad hoc committee that is a Party to this Agreement) shall object to a request by such an adversely affected Voting Party to change any vote previously cast with respect to the Modified Plan.  Any modification or change to the Modified Plan that either (a) is not adverse to any Party, or (b) is with the written consent of any adversely affected Party, shall not release any Party from its obligations under this Agreement.

Section 8.               Several Obligations.  Except as otherwise provided herein, the obligations of the Parties hereunder are several and not joint.

Section 9.               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall, collectively and separately, constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

OZ MANAGEMENT, LLC

/s/ Daniel Och
By: Daniel Och
Its:

C.P. MANAGEMENT LLC

/s/ Mark Lerner
By: Mark Lerner
Its: Member

SATELLITE ASSET MANAGEMENT, L.P.

/s/ Simon Raykher
By: Simon Raykher
Its: General Counsel

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

/s/ Michael McGuiness
By: Michael McGuiness
Its: Chairperson

KASOWITZ, BENSON, TORRES & FRIEDMAN LLP

/s/ David M. Friedman
By: David M. Friedman, Esq.

Attorneys for the Official Committee of Unsecured Creditors

ADELPHIA COMMUNICATIONS CORP. (for itself and on behalf of each of the Debtors)

/s/ Vanessa Wittman
By: Vanessa Wittman
Its: Chief Financial Officer

W.R. HUFF ASSET MANAGEMENT CO., L.L.C.

/s/ Michael McGuiness
By: Michael McGuiness

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

/s/ Brad Eric Scheler
By: Brad Eric Scheler, Esq.
A Member of the Firm

Counsel to W.R. Huff Asset Management Co., L.L.C.

TUDOR INVESTMENT CORPORATION

/s/ Darryl Schall
By: Darryl Schall

HIGHFIELDS CAPITAL MANAGEMENT, LP

/s/ Joseph Mazzella
By: Joseph Mazzella

GOODWIN PROCTER LLP

/s/ Gina Lynn Martin
By: Gina Lynn Martin

Attorneys for Tudor Investment Corporation and Highfields Capital

FRANKLIN MUTUAL ADVISERS, LLC

/s/ Shawn Tumulty
By: Shawn Tumulty

PACHULSKI STANG ZIEHL YOUNG JONES & WEINTRAUB LLP

/s/ Richard M. Pachulski
For: Dean Ziehl, Esq.

Attorneys for the Committee II

APPALOOSA MANAGEMENT LP

/s/ Ronald Goldstein
By: Ronald Goldstein

DEUTSCHE BANK SECURITIES INC.

/s/ Matthew Doheny
By: Matthew Doheny

WHITE & CASE LLP

/s/ Chris Shore
By: Chris Shore

Counsel to the Ad Hoc Committee of Arahova Noteholders (Except with respect to the treatment of the Bank Claims)